Filed pursuant to Rule 433

Registration No. 333-220346

June 20, 2019

Brookfield Business Partners Investor presentation June 2019 A final base shelf prospectus containing important information relating to the securities described in this document has been filed with the securities regulatory authorities in each of the provinces of Canada and a prospectus with the U.S. Securities and Exchange Commission (the “SEC”). A copy of the final base shelf prospectus, any amendment to the final base shelf prospectus and any applicable shelf prospectus supplement that has been filed, is required to be delivered with this document. This document does not provide full disclosure of all material facts relating to the securities offered. Investors should read the final base shelf prospectus, any amendment and any applicable shelf prospectus supplement for disclosure of those facts, especially risk factors relating to the securities offered, before making an investment decision.

Important Cautionary Notes DISCLAIMER This presentation has been prepared for informational purposes only from information supplied by Brookfield Business Partners and from third-party sources indicated herein. Such third-party information has not been independently verified. Brookfield Business Partners makes no representation or warranty, expressed or implied, as to the accuracy or completeness of such information. PRESENTATION OF FINANCIAL INFORMATION All amounts are in U.S. dollars unless otherwise specified. Unless otherwise indicated, the statistical and financial data in this document is presented as of March 31, 2019. Certain values used in this presentation are for illustrative purposes and based on various factors that may or may not materialize, including past performance metrics that may not be indicative of future performance Cautionary Statement Regarding Forward-LOOKING STATEMENTS AND INFORMATION This presentation contains “forward-looking information” and “forward-looking statements” within the meaning of applicable securities laws, rules and regulations. Forward-looking statements and information may include statements that are predictive in nature, depend upon or refer to future events or conditions, include statements regarding the quality of our operations, business, financial condition, expected financial results, performance, prospects, opportunities, priorities, targets, goals, ongoing objectives, strategies and outlook, as well as the outlook for North American and international economies for the current fiscal year and subsequent periods, and include words such as “expects”, “anticipates”, “plans”, “believes”, “estimates”, “seeks”, “intends”, “targets”, “projects”, “forecasts”, “views”, “potential”, “likely”, or negative versions thereof and other similar expressions, or future or conditional verbs such as “may”, “will”, “should”, “would” and “could”. Although these forward-looking statements and information are based upon our beliefs, assumptions and expectations that we believe are reasonable, the reader should not place undue reliance on such forward-looking statements and information because they involve known and unknown risks, uncertainties and other factors, many of which are beyond our control, which may cause our actual results, performance or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements and information. Factors that could cause actual results to differ materially from those contemplated or implied by forward-looking statements or information include, but are not limited to changes in the general economy; general economic and business conditions that could impact our ability to access capital markets and credit markets; the cyclical nature of most of our operations; exploration and development within our oil and gas operations may not result in commercially productive assets; actions of competitors; foreign currency risk; our ability to complete previously announced acquisitions or other transactions, on the timeframe contemplated or at all; risks associated with, and our ability to derive fully anticipated benefits from, future or existing acquisitions, joint ventures, investments or dispositions; actions or potential actions that could be taken by our co venturers, partners, fund investors or co tenants; risks commonly associated with a separation of economic interest from control; failure to maintain effective internal controls; actions or potential actions that could be taken by Brookfield or its subsidiaries (other than Brookfield Business Partners); the departure of some or all of Brookfield’s key professionals; pending or threatened litigation; changes to legislation and regulations; possible environmental liabilities and other contingent liabilities; our ability to obtain adequate insurance at commercially reasonable rates; our financial condition and liquidity; alternative technologies that could impact the demand for, or use of, the businesses and assets that we own and operate and that could impair or eliminate the competitive advantage of our businesses and assets; downgrading of credit ratings and adverse conditions in the credit markets; potential difficulties in obtaining effective legal redress in foreign jurisdictions in which we operate; changes in financial markets, foreign currency exchange rates, interest rates or political conditions; the impact of the potential break-up of political-economic unions (or the departure of a union member); the general volatility of the capital markets and the market price of our Units; risks related to our reliance on technology; the risk of loss resulting from fraud, bribery, corruption or other illegal acts; and other risks and factors detailed from time to time in our documents filed with the securities regulators in Canada and the United States. We caution that the foregoing list of important factors that may affect future results is not exhaustive. When evaluating our forward-looking statements or information, investors and others should carefully consider the foregoing factors and other uncertainties and potential events. Except as required by law, we undertake no obligation to publicly update or revise any forward-looking statements or information, whether written or oral, that may be as a result of new information, future events or otherwise.

Important Notes REFERENCES References to “Brookfield Business Partners” or “BBU” are to Brookfield Business Partners LP together with its subsidiaries unless the context reflects otherwise. References to “Brookfield” or “BAM” are to Brookfield Asset Management Inc. and its subsidiaries. MORE INFORMATION Brookfield Business Partners has filed a Registration Statement on Form F-3 (including a prospectus) with the SEC in respect of the limited partnership units offered to the public (the “Offering”). Before you invest, you should read the prospectus in that Registration Statement and other documents Brookfield Business Partners has filed with the SEC for more complete information about BBU and the Offering. The Partnership will also be filing a prospectus supplement relating to the Offering with securities regulatory authorities in Canada and the United States. You may get any of these documents for free by visiting EDGAR on the SEC website at www.sec.gov or via SEDAR at www.sedar.com. Alternatively, Brookfield Business Partners, any underwriter or any dealer participating in the Offering will arrange to send you the prospectus or you may request it in the United States from TD Securities (USA) LLC, 31 W 52nd Street, New York, NY 10019, phone: 212-827-7392, or from Scotia Capital (USA) Inc., Attention: Equity Capital Markets, 250 Vesey Street, 24th Floor, New York, New York, 10281, phone: 212-225-6853, e-mail: us.ecm@scotiabank.com, or from Credit Suisse Securities (USA) LLC, Attention: Prospectus Department, Eleven Madison Avenue, 3rd floor, New York, NY 10010, phone: 1-800-221-1037, e-mail: usa.prospectus@credit-suisse.com, or from BMO Capital Markets Corp., Attention: Equity Syndicate Department, 3 Times Square, 25th Floor, New York, NY 10036 (Attn: Equity Syndicate), phone: (800) 414-3627, e-mail: bmoprospectus@bmo.com, or from HSBC Securities (USA) Inc., 452 Fifth Avenue New York, NY 10018, phone: 1-877-429-7459, e-mail: ny.equity.syndicate@us.hsbc.com; or in Canada from TD Securities Inc., Attention: Symcor, NPM, 1625 Tech Avenue, Mississauga, Ontario, L4W 5P5, phone: 289-360-2009, e-mail: sdcconfirms@td.com, or from Scotia Capital Inc., Attention: Equity Capital Markets, Scotia Plaza, 66th Floor, 40 King Street West, M5W 2X6, Toronto, Ontario, phone: 416-862-5837, e-mail: ecm@scotiabank.com, or from Credit Suisse Securities (Canada), Inc., 1 First Canadian Place, Suite 2900, Toronto, Ontario, Canada M5X 1C9, Attention: Maridel Greenwood, phone: 416-352-4520, e-mail: maridel.greenwood@credit-suisse.com, or from BMO Capital Markets, Brampton Distribution Centre C/O The Data Group of Companies, 9195 Torbram Road, Brampton, Ontario, L6S 6H2, phone: 905-791-3151 Ext 4312, e-mail: torbramwarehouse@datagroup.ca, or from HSBC Securities (Canada) Inc., Attention Janet Wan, 70 York Street, Toronto, Ontario, M5J 1S9, phone: 416 868 7504, e-mail: ecm@hsbc.ca.

Brookfield Business Partners We are a business services and industrials company focused on long-term capital appreciation Broad investment mandate with flexibility to invest across multiple industries and through many forms Leverage Brookfield’s global expertise as an owner and operator of real assets Acquire market leaders and businesses with high barriers to entry and/or low production costs, add value through operational and other improvements Closely partner with management teams for long term business success focused on profitability and sustainability of margins and cash flows Opportunistically recycle capital, selling interests in businesses when value is maximized Global sourcing capability and a proven track record over 30+ years of investing and managing businesses BBU NYSE BBU.UN TSX $5.2 B Market cap1 As at market close June 19, 2019

Our business has diversified operations Construction services Healthcare services Road fuel distribution and marketing Real estate services Others; including logistics, financial advisory services, entertainment, technology services Industrials Low voltage battery production Graphite electrode production Water / wastewater services Returnable plastic packaging Specialty metals Others; including aggregates, natural gas production, oilfield services, drainage solutions Services to the power generation industry Services to the offshore oil production industry $9 B Q1 2019 assets $12 B Q1 2019 assets $7 B Q1 2019 assets Infrastructure Services Business Services Brookfield Business Partners has entered into definitive agreements to sell BGRS. There can be no assurance that Brookfield Business Partners will be able to successfully execute on this transaction in the anticipated time frame, or at all. 1

Our units have performed well since launch1 129 million LP units currently issued, comprised of 88 million to BAM and 41 million to the public2 92 M Units issued as a special dividend to BAM shareholders Jun 2016 16 M Additional units in a bought deal offering Dec 2016 21 M Additional units in a bought deal offering Sept 2017 89 K Unit buyback program Jan - Feb 2019 Spin-off date of June 20, 2016 88 million units to BAM on a fully diluted basis including limited partnership units, general partnership units, redemption-exchange units, and Special LP units 2016 2017 2018 2019 $20.00 $25.00 $30.00 $35.00 $40.00 $45.00 $50.00 $55.00 $60.00 $65.00 $15.00 $20.00 $25.00 $30.00 $35.00 $40.00 $45.00 $50.00 Jun Aug Oct Dec Feb Apr Jun Aug Oct Dec Feb Apr Jun Aug Oct Dec Feb Apr Jun TSX (CAD) NYSE (USD) BBU (NYSE) BBU (TSX)

Offering We are seeking to raise US$345 million through a bought deal offering Additional US$52 million if over-allotment for the offering is exercised in full BAM will subscribe for US$250 million and OMERS will subscribe for US$200 million in concurrent private placements This offering will increase the public float and enhance the market liquidity for our LP units Total gross proceeds raised from the public offering and concurrent private placements of US$795 million (US$847 million if over-allotment option is exercised in full) Pro forma the offering, BAM will hold approximately 63% of BBU units on a fully-exchanged basis, OMERS will hold approximately 8% and remaining public unitholders will hold approximately 29% Use of Proceeds We intend to use the net proceeds from the bought deal offering, together with the proceeds of the concurrent private placements to BAM and OMERS, for general corporate purposes including future growth opportunities Summary of offering and use of proceeds

Brookfield

Clarios Power Solutions

Acquired 100% of Clarios, together with institutional partners

- Leading manufacturer of low voltage lead-acid automotive batteries for global automakers and aftermarket distributors and retailers
- History of steady growth in margins and market share over time, benefiting from very large economies of scale with ability to leverage fixed costs, product development and advances in manufacturing efficiency
- ~$13.2 billion purchase price, funded with $3 billion of equity, ~$10.2 billion of long-term debt within the business
  - $750 million equity commitment by BBU for 25% ownership interest

~150M
BATTERIES PRODUCED IN FY 2018

56
GLOBAL FACILITIES

16,000+
EMPLOYEES

Investment Highlights

- Leading market player producing 1/3 of global battery industry output
- Lead-acid and lithium-ion batteries for almost all passenger, commercial and recreational vehicles, conventional to fully electric
- Advanced, patented manufacturing processes
- Global, long-term customer relationships with top-tier automakers and retailers
- Reputation for product quality, distribution and reliability
- Leading global recycler of conventional batteries
- Growth by building on track record of innovation

8

Healthscope

Brookfield

Acquired 100% of Healthscope, together with institutional partners

- Healthscope operates 43 private hospitals and owns 24 pathology laboratories, providing access to operating theatres, nursing staff, accommodations, and other clinical care and consumables
- Provision of essential services drives cash flows and Healthscope has delivered continued growth in revenue and EBITDA for many years.
- Growth opportunities:
  - Recently completed and ongoing developments, redevelopments and expansions support future growth
  - Well-positioned to benefit from favorable demographics trends and increasing demand for hospital services driven by growing population


76
99
105/69
(82)
35.9
17

Investment

- ~$4.1 billion purchase price, funded with $1.0 billion of equity, $1.4 billion of long-term debt, $1.7 billion from sale and leaseback of 22 hospital properties
- ~$250 million of the equity funded by BBU for 25% ownership interest

15%	43	~18,000
PRIVATE HOSPITAL MARKET SHARE	PRIVATE HOSPITAL SITES	EMPLOYEES

9

Our objective is to build value in our business, delivering an attractive long-term risk-adjusted return to unitholders, primarily through capital appreciation Identify and execute on new investment opportunities High barriers to entry Low production costs Ability to leverage Brookfield’s broader platform Active management approach to enhance operations Focusing on profitability, product margins and cash flows Growth of our businesses, organically and through bolt-on investment opportunities Opportunistically monetize mature assets and operations and re-invest into new opportunities Looking forward